UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2008

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Items.

Regarding the Schedule 13D filed by No Fear, Inc. (“NFI”), Mark Simo and Brian Simo on November 3, 2008, announcing the proposal by No Fear Retail Stores, Inc. (“NFI Retail”), a wholly owned subsidiary of NFI, regarding a potential merger between Orange 21 Inc. (the “Company”) and NFI Retail (the “Proposal”), the Company reviewed the Proposal and is not considering it further at this time.

The Company’s Board of Directors has not formed a special committee to evaluate the Proposal nor is the Company conducting due diligence on NFI Retail at this time.

As previously disclosed, the Company’s management team and board of directors continue to focus on stabilizing the business and improving operating performance, including taking actions designed to streamline operations, and other initiatives designed to increase shareholder value. The Company intends to discuss these initiatives further in connection with the announcement of its operating results for the third quarter ended September 30, 2008. The Company also will continue to consider strategic alternatives from time to time when such alternatives appear to provide enhanced shareholder value.

This Form 8-K contains forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can not guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 3, 2008	ORANGE 21 INC.

	By:	/s/ A. Stone Douglass
A. Stone Douglass
Chief Financial Officer